As filed with the Securities and Exchange Commission on February 14, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Atwood Oceanics, Inc.

(Exact name of registrant as specified in charter)

Texas	74-1611874
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15835 Park Ten Place Drive

Houston, Texas 77084

(281) 749-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan

(Full titles of the plan)

Walter A. Baker

Vice President, General Counsel and Corporate Secretary

Atwood Oceanics, Inc.

15835 Park Ten Place Drive

Houston, Texas 77084

(281) 749-7800

(Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Tull R. Florey

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $1.00	2,200,000	$53.89	$118,558,000.00	$16,171.32

(1)	Includes common stock to be issued pursuant to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of common stock in respect of the securities identified in the above table as a result of any anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the common stock on February 12, 2013, as quoted on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent to or given to employees, officers, non-employee directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference into this Registration Statement:

(a)	the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the Commission on November 19, 2012;

(b)	the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012 filed with the Commission on February 1, 2013;

(c)	the registrant’s Current Reports on Form 8-K filed with the Commission on December 18, 2012, December 20, 2012 and February 14, 2013; and

(d)	the description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission on July 2, 1997, as the registrant may update that description from time to time.

All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 4.3 of the By-laws (the “By-laws”) of Atwood Oceanics Inc. (the “Company”) provides that the Company shall indemnify and advance expenses to directors and officers of the Company to the maximum extent permissible under the Texas Business Organization Code (the “TBOC”).

Article VII of the Amended and Restated Certificate of Formation of the Company dated as of February 14, 2013 (the “Certificate of Formation”) precludes any personal liability by a director to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (i) a breach of the director’s duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided for by statute. Article VII also provides that, if the TBOC is later amended to authorize corporate action further eliminating or limiting personal liability of directors, the liability of directors shall be further eliminated or limited to the fullest extent permitted by TBOC.

While Article VII of the Certificate of Formation provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate each director’s duty of care. Accordingly, Article VII has no effect on the availability of an equitable remedy such as an injunction or rescission based upon a director’s breach of the duty of care. In addition, Article VII applies only to claims against the director arising out of his or her role as a director, and does not apply to the director’s role as an officer or in any capacity other than that of a director or to the director’s responsibilities under other law, such as the federal securities laws. Article VII relates only to liabilities of directors to the Company and its shareholders, and does not affect liability to third parties.

Title 1, Chapter 8 of the TBOC and Section 4.7 of the By-laws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by the Company and by its officers and directors.

The Company has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide that the Company will, to the fullest extent permitted by applicable law, indemnify an indemnitee that, by reason of the fact that the indemnitee is or was a director or officer or serving in another specified capacity at the Company’s request, is or is threatened to be made a party to or a participant in any civil, criminal, administrative or investigative proceeding (other than proceedings by or in the right of the Company) against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The indemnification agreements also provide that the Company will, to the fullest extent permitted by applicable law, advance to an indemnitee reasonable expenses incurred in connection with any such proceeding to which he is a party and is successful on the merits or otherwise. The rights provided by the indemnification agreement are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law or the By-laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 14th day of February, 2013.

Atwood Oceanics, Inc.

By:	/s/ Robert J. Saltiel

Robert J. Saltiel
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert J. Saltiel, Mark L. Mey and Walter A. Baker, and each of them severally, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2013.

Signature	Title

/s/ Robert J. Saltiel	President and Chief Executive Officer and Director
Robert J. Saltiel	(Principal Executive Officer)

/s/ Mark L. Mey	Senior Vice President and Chief Financial Officer
Mark L. Mey	(Principal Financial and Accounting Officer)

/s/ Deborah A. Beck	Director
Deborah A. Beck

/s/ George S. Dotson	Director
George S. Dotson

/s/ Jack E. Golden	Director
Jack E. Golden

/s/ Hans Helmerich	Director
Hans Helmerich

/s/ James R. Montague	Director
James R. Montague

/s/ Phil D. Wedemeyer	Director
Phil D. Wedemeyer

EXHIBIT INDEX

Number	Exhibit

4.1* -	Amended and Restated Certificate of Formation dated February 14, 2013 (incorporated by reference to Exhibit 3.1 to Atwood Oceanics, Inc.’s Form 8-K filed on February 14, 2013).

4.2* -	By-Laws of Atwood Oceanics, Inc., effective May 24, 2012 (incorporated by reference to Exhibit 3.1 to Atwood Oceanics, Inc.’s Current Report on Form 8-K filed on May 30, 2012).

4.3* -	Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Appendix A to Atwood Oceanics, Inc.’s definitive proxy statement on Schedule 14A filed on January 3, 2013).

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of PricewaterhouseCoopers LLP.

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1 -	Powers of Attorney (included on the signature page herein).

*	Incorporated herein by reference as indicated.